Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

2005 Revenues for Commonwealth Biotechnologies, Inc. Reach $ 7.8

Million

Company Marks First Full Year of Profitability

2005 Net Income $ 79,123

2005 Earnings Per Share $0.02: Fully Diluted $0.02

2005 EBITDA $ 1.3 million

RICHMOND, VA (February 8, 2006) - Commonwealth Biotechnologies, Inc. (NASDAQ Capital Market: CBTE), a solutions provider to the global biotechnology industry, government agencies, pharmaceutical companies, and academic institutions, today released its financial results for the 2005 fiscal year and the fourth quarter ended December 31, 2005. The Company’s 10-KSB is expected to be released on or about March 31, 2006.

Commonwealth Biotechnologies, Inc (CBI) posted record revenues of approximately $7.80 million for fiscal year 2005, as compared to $5.75 million in 2004, which represents 35.7% revenue growth over 2004. CBI also posted its first ever year-end profit of $79,123, which compares to a loss of $367,549 in 2004. 2005 is the first fiscal year since its initial public offering in 1997, that the Company has returned positive earnings per share. These earnings were $0.02 calculated on a primary and fully diluted basis. At the end of the fiscal year, cash available to the Company was approximately $2.81 million, compared to approximately $2.74 million for the same period in 2004.

2005 marked the highest revenue year ever for the Company. In 2005, CBI re-entered the arena of forensic analysis, and in earlier 2006 CBI executed a License and Royalty Agreement for commercialization of its family of helix peptides. CBI expanded its presence overseas through a strategic alliance with Intertek ASG, and continues to pursue client leads brought to it by domestic alliance partners. CBI’s BSL-3 laboratory suite was expanded to include virology, and quickly captured several contracts which require BSL3 virology capabilities. CBI is currently out fitting a 1,000 square feet laboratory to house its select agent toxin production activities in support of an on-going contract that will extend into 2008. To accommodate new staff, CBI also built out 2,000 square feet of office space. All of these new labs and offices are housed within our existing facility. CBI added critical new assets instruments, which enables the Company to pursue the latest methods in proteomics and high throughput DNA sequence analysis. In addition to these capital projects, CBI added key scientific staff in virology, mass spectrometry, and its Fairfax Identity division. For the second year in a row, CBI signed over $8 million in new contract work, mostly in two of its three core areas of focus: bio-defense and clinical trial laboratory support.

Financial Performance

For 2005, CBI posted record revenues of $7.80 million. Compared to fiscal year 2004, CBI revenue increased 35.7%. Net operating income was $79,123, versus a loss of $367,549 for 2004.

Compared to 2004, sales in 2005 increased primarily in laboratory support for on-going clinical trials (40.7%) and in government contracts (3.4%). For the first time since 2000, revenues from general laboratory support activities increased substantially, from $485,570 in 2004 to $623,473 in 2005. Revenues from DNA reference lab activities, including paternity and forensic analysis, were $2.03 million for the year.

The Company has been EBITDA-positive for the past four years. EBIDTA has increased to $1,284,435 in 2005 from $881,880 in 2004.

For the fourth quarter, CBI recorded revenues of approximately $1.86 million, compared to revenues of $1.52 million for the same period in 2004. However, compared to the third quarter of 2005, revenues were approximately $400,000 less in the fourth quarter of 2005. This was primarily to shifted work schedules by one of CBI’s major clients together with the usual slow-down in outsourced and government contract activities at the end of the year.

2006

Even while its financial condition continues to improve through organic growth, CBI is looking to capitalize on its successful acquisition of FIL through other acquisitions which will also be accretive to our shareholders. We expect any new acquisition targets, and/or alternatively, implementation of new technology platforms, to be compatible with CBI’s existing capabilities, but expand our service offerings into new markets.

CBI enters 2006 with approximately $6.3 million in anticipated laboratory work, including $1.5 million in new contract work signed in January. One of these newly awarded contracts is for analysis of forensic samples on behalf of a state government entity and will be executed in its entirety in CBI’s DNA reference lab. In addition, CBI has submitted numerous long-term contract proposals to prospective government and private sector clients.

CBI’s management continues to be committed to growing revenues from the private sector and, to this end, is actively engaged in recruiting a senior marketing executive to the Company who will help implement CBI’s brand as a solutions provider for life sciences problems.

“CBI reached the critical milestone of profitability in 2005,” said Robert B. Harris President and CEO. “Our focus now is on improving profit margins and in diversifying our revenue sources so as to add to our bottom-line profitability. We have demonstrated that our government contracts will pay the operating expenses and overhead costs of the Company. We must now capture long-term contract commitments in both the government and the private sectors which will add to our bottom line. Of course, the private sector contracts have higher profit margins and are essential in sustaining CBI’s growth.

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About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will receive all fees anticipated under the contracts referenced herein;

•	CBI will recognize all revenues attributable to uncompleted projects;

•	CBI’s customers will not terminate their contracts prior to their completion;

•	CBI will continue to see positive trends in financial performance;

•	CBI will be able to efficiently incorporate additional staff into operations; and

•	CBNI will be able to locate and acquire accretive acquisition targets.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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